Exhibit 10.49
August 3, 2006
Confidential
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, CA 94555

Attn.:	Ms. Gail S. Page Chief Executive Officer
Dear Ms. Page:
This letter (the “Agreement”) will set forth the terms of the engagement whereby Ciphergen Biosystems, Inc., a Delaware corporation (“Ciphergen” or the “Company”), has requested Oppenheimer & Co. Inc. (“Oppenheimer”) to provide a fairness opinion (the “Opinion”), from a financial point of view, of the terms of the proposed sale (the “Sale”) of the assets of Ciphergen’s tools business to Bio-Rad Laboratories, Inc (“Bio-Rad”). Oppenheimer intends to issue the Opinion as to the fairness of the terms of the proposed Sale, from a financial point of view, to the public stockholders of Ciphergen.
As the case may be, Oppenheimer’s Opinion will be based on: 1) an evaluation of the consideration received; 2) a review of information concerning the results of operations and financial condition of the tools business; 3) to the extent Oppenheimer deems appropriate, a comparison of Ciphergen’s tools business with companies regarded by Oppenheimer as comparable with respect to nature of business, results of operations, financial condition, and by other factors considered relevant by Oppenheimer; 4) a comparison of prices paid in transactions regarded by Oppenheimer as comparable to the proposed Sale, if available; 5) a review of all documents and drafts thereof relating to the proposed Sale; and 6) such other matters and information as Oppenheimer considers appropriate. It is understood that Oppenheimer will not conduct any independent verification of information or material furnished by Ciphergen, that Oppenheimer is entitled to rely on the accuracy and completeness of such information and material, that Oppenheimer is entitled to rely solely on the accuracy and completeness of the public information and any other information supplied to us by Ciphergen regarding Bio-Rad and that Oppenheimer will not conduct any independent verification of that information, and that Oppenheimer’s Opinion may be qualified to reflect the foregoing.
Oppenheimer’s Opinion will be furnished in writing. It is Oppenheimer’s understanding that the Opinion will be included in a proxy statement to be filed with the SEC and provided to the stockholders of Ciphergen in order to receive shareholder approval for the Sale. Until the Opinion has been delivered in writing, neither the Opinion nor any advice (written or oral) of Oppenheimer with regard to any aspect thereof shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references be made to Oppenheimer, except with Oppenheimer’s prior written consent. It is understood that any fee owed to Oppenheimer for advisory services may be required to be disclosed in the materials filed with the Securities and Exchange Commission and appropriate language may be required in such materials to reflect the relationship of Oppenheimer to Ciphergen in rendering such advisory services.

Ciphergen will promptly supply Oppenheimer directly with such information indicated in the second paragraph of this Agreement that Oppenheimer deems necessary or appropriate for its financial review and analysis and the furnishing of its Opinion. Ciphergen will cooperate fully with Oppenheimer in connection with its financial review and analysis and the rendering of the Opinion. The Company will represent and warrant to Oppenheimer that, on the date of the Opinion, all such information provided by Ciphergen, including any projections, will be complete, accurate and not misleading.
For our services in providing the Opinion, Ciphergen will pay Oppenheimer a cash fee of $250,000, of which $50,000 will be payable promptly upon signing of this Agreement, $150,000 will be payable upon delivery of the written Opinion to Ciphergen and the remaining balance of $50,000 will be payable upon closing of the Sale. In addition, Ciphergen will promptly reimburse Oppenheimer for reasonable out-of-pocket expenses incurred by Oppenheimer in preparing the Opinion, including but not limited to travel, legal expenses (if any), production and media expenses, and use of data base services related to the preparation of the Opinion.
Ciphergen and Oppenheimer entered into a separate indemnification agreement attached as Exhibit A to the engagement letter for advisory services related to the Recapitalization dated August 3, 2006, providing for the indemnification of Oppenheimer by Ciphergen, which shall also apply to this Agreement.
This agreement shall be governed and construed in accordance with the laws of the State of New York.
If the foregoing reflects your understanding of the arrangements between Ciphergen and Oppenheimer with respect to Oppenheimer’s engagement, please sign, date and return to the undersigned the enclosed copy of this letter, whereupon it shall become a binding agreement between Ciphergen and Oppenheimer.

Very truly yours, Oppenheimer & Co. Inc.
By:	/s/ Kee Colen
Kee Colen
Managing Director

ACCEPTED: Ciphergen Biosystems, Inc.
By:	/s/ James P. Merryweather on behalf of
Gail S. Page
Chief Executive Officer

James P. Merryweather
EVP Sales & Marketing
Date: 8/3/06